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                                                                    EXHIBIT 99.2

PRESS RELEASE
SINA COMPLETES 29% OF SUN TV ACQUISITION
***
COMPANIES TO INITIATE JOINT EFFORTS AT CROSS-SELLING, CROSS-PROMOTION AND DEVELOPMENT AND SYNDICATION OF PROGRAMS FOR BROADBAND AND CROSS-MEDIA


Hong Kong / Sunnyvale, Calif. - October 1, 2001 - SIINA (Nasdaq: SINA), a leading Chinese media and Internet services company, announced today that it has completed its acquisition of 29% in Sun Television Cybernetworks Holdings Limited (Sun TV: HKSE: 0307), a leading Greater China-wide Satellite TV broadcaster and a Cable TV program syndicator. The two companies have begun to work on cross-selling, cross-promotion and development and syndication of programs for broadband and cross-media.

Upon the completion of the Sun TV acquisition, SINA appointed Dr. Bruno Wu a Director and Co-Chairman of the Board of SINA. Dr. Wu is a media veteran who served as the Chief Operating Officer of Asia Television Limited (ATV), and later Executive Chairman and Chief Executive Officer of Sun TV. Conversely, Sun TV has appointed Daniel Mao, CEO of SINA; Charles Chao, CFO of SINA; and Duan Yongji, Board Director of SINA; to be members of Sun TV Board of Directors.

"We extend our warmest welcome to Dr. Wu to become a member of SINA family," said Daniel Chiang, Co-Chairman of the Board of SINA, "We are very confident that he will contribute significantly in guiding a smooth and successful integration of various SINA and Sun TV's joint efforts and the development of SINA's broadband and cross media platform strategies."

SINA has announced previously its intention to acquire 29% of Sun TV from Yang Lan, Chairperson of Sun TV, making SINA the largest shareholder of Sun TV, by paying US$8 million in cash and approximately 4.6 million in newly issued SINA shares, representing 10% of SINA shares on a fully diluted basis. In addition, Ms. Yang's holding in SINA is expected to increase to 16% on a fully diluted basis, based on future performance of Sun TV over the next 18 months. Specifically speaking, if Sun TV's performance meets the targets set forth in the agreement, Ms. Yang will obtain the ownership of another 3.3 million shares in newly issued SINA shares.

"I am excited about the potentials the SINA-Sun co-operation presents," said Dr. Bruno Wu, the newly named Co-Chairman of SINA, "By combining the reach and the resources of the two companies, SINA and Sun TV will rapidly distance themselves from the competitors in the ability to offer wide arrays of programming and solutions to consumers and advertisers respectively in the areas of broadband and cross-media for Greater China"

"We believe the SINA Sun TV linkup will provide greater reach for both companies in the Greater China market, more programming and multi-channel access for our users and more effective solutions for our advertisers," said Daniel Mao; CEO of SINA, " By bringing SINA and SUN brands to mass consumers in Greater China, we will have a dominant position in the fast growing market place with lower cost structure, higher incremental revenues and shortened path to profitability."

On a separate note, SINA also announced the completion of transferring the 70% interest in Beijing SINA Internet Information Service Co., Ltd. (referred as the ICP Company) from Zhidong Wang, SINA's former Chief Executive Officer, to SINA designated employees. Daniel Mao, Chief Executive Officer, and Yan Wang, President, both of SINA, each owns 30% of the ICP Company and four other SINA employees own the remaining 40%.



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About SINA

SINA.com is a leading Chinese media and Internet services company for Chinese communities worldwide, offering on-line news, entertainment, community and e-commerce. A popular destination site for the world's largest population group, SINA.com offers a Chinese-language network of four localized Web sites that are produced and updated daily by local teams in China, Hong Kong, Taiwan and North America. As of June 2001, SINA.com enjoyed 2.6 billion page views and 29 million registered users.

To learn more about SINA.com, visit the company's corporate site at http://www.sina.com/corp/, or regional sites at http://www.sina.com, http://www.sina.com.cn, http://sina.com.hk and http://www.sina.com.tw.

About Sun TV

Sun TV is a publicly listed company on the Hong Kong Stock Exchange (HKSE:0307). It is a leading Greater China Wide Satellite TV broadcaster and a Cable TV program syndicator. It has the right to operate two satellite TV channels with restricted landing rights issued by the PRC Government. Additionally, it broadcasts to 500,000 households in Hong Kong via Channel 21 on iCable TV and 4 million cable TV households in Taiwan through the Knowledge Channel. Additionally, Sun TV is a leading producer of high quality cultural and information-related thematic programs. To date, it has the access to a content library of over 45,000 hours. It has an exclusive license from A&E Channels for Greater China, as well as the exclusive management rights to pay-TV licenses for PRC from major TV content providers such as Discovery, MTV, StarzEncore and others. It is also the producer of a popular talk show series- Yang Lan Studio. Sun TV is also a leading innovator of broadband/ interactive TV technology. For more information please visit Sun TV's Corporate website at http://www.chinasuntv.com

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange commission on forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA historical and future losses, limited operating history, uncertain regulatory landscape in the People's Republic of China, fluctuations in quarterly operating results, the Company's reliance on online advertising sales for a significant portion of its revenues, and any failure to successfully develop and introduce new products. Further information regarding these and other risks is included in SINA's prospectus, 10K, 10Q and in its other filings with the Securities and Exchange Commission.



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